  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1997

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                                   FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------
                       CONSOLIDATION CAPITAL CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------
          DELAWARE                   5900

       (STATE OR OTHER
JURISDICTIONOF INCORPORATION
      OR ORGANIZATION)
                               (PRIMARY STANDARD           APPLIED FOR
                           INDUSTRIALCLASSIFICATION     (I.R.S. EMPLOYER
                                 CODE NUMBER)          IDENTIFICATION NO.)
                    1747 PENNSYLVANIA AVENUE, NW, SUITE 900
                             WASHINGTON, DC 20006
                                 202/955-5490
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------
                              JONATHAN J. LEDECKY
                                   CHAIRMAN
                       CONSOLIDATION CAPITAL CORPORATION
                    1747 PENNSYLVANIA AVENUE, NW, SUITE 900
                             WASHINGTON, DC 20006
                                 202/955-5490
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------
                                  COPIES TO:
       LINDA L. GRIGGS, ESQUIRE             RICHARD R. PLUMRIDGE, ESQUIRE
      MORGAN, LEWIS & BOCKIUS LLP            BRIAN B. MARGOLIS, ESQUIRE
           1800 M STREET, NW               BROBECK, PHLEGER & HARRISON LLP
       WASHINGTON, DC 20036-5869              1633 BROADWAY, 47TH FLOOR
             202/467-7245                        NEW YORK, NY 10019
                                                    212/581-1600

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this registration statement becomes effective.
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                               ----------------

                        CALCULATION OF REGISTRATION FEE
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
                                               PROPOSED
                                               MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF      AMOUNT TO BE  OFFERING PRICE     AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED    PER SECURITY  OFFERING PRICE(1) REGISTRATION FEE
---------------------------------------------------------------------------------------------
Common stock, par value
 $.001 per share.......        28,750,000       $20.00       $575,000,000        $174,243
---------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee.

                               ----------------
  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1997

                                     [LOGO]

                       25,000,000 SHARES OF COMMON STOCK

                                  -----------

  All of the shares of common stock (the "Common Stock") being offered hereby (the "Offering") are being issued and sold by Consolidation Capital Corporation (the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price per share will be $20.00. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price.

  Application has been made to list the Common Stock on The Nasdaq National Market under the symbol "BUYR."

                                  -----------

  SEE "RISK FACTORS" BEGINNING ON PAGE 6 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                  -----------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                      UNDERWRITING
                                          PRICE TO    DISCOUNTS AND  PROCEEDS TO
                                           PUBLIC    COMMISSIONS (1) COMPANY (2)
--------------------------------------------------------------------------------
Per Share..............................    $20.00         $             $
--------------------------------------------------------------------------------
Total (3).............................. $500,000,000      $             $
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities under the Securities Act of 1933, as amended.
(2) Before deducting expenses payable by the Company estimated at $   .
(3) The Company has granted to the Underwriters an option, exercisable within 30 days of the date of this Prospectus, to purchase up to an aggregate of 3,750,000 additional shares of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If the Underwriters exercise such option in full, the total price to public, underwriting discounts and commissions and proceeds
    to Company will be $   , $    and $   , respectively. See "Underwriting."

                                  -----------

  The shares of Common Stock offered by this Prospectus are being offered by the Underwriters, subject to prior sale, when, as and if accepted by the Underwriters and subject to the Underwriters' right to reject orders, in whole or in part, and to certain other conditions. It is expected that delivery of the Shares to the Underwriters will be made at the office of the Underwriters
on or about    , 1997 against payment therefor in immediately available funds.

                                  -----------

                     FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                        , 1997

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING STABILIZING BIDS, SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and the financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, all share, per share and financial information set forth herein assumes no exercise of the Underwriters' over-allotment option. Consolidation Capital Corporation is the successor to Ledecky Brothers L.L.C. Hereinafter, except as otherwise indicated, Consolidated Capital Corporation and Ledecky Brothers L.L.C. are referred to jointly as the "Company." As used herein, the "Offering Price" equals $20.00, which represents the price per share for the Common Stock set forth on the front cover page of this Prospectus.

  References in this Prospectus to operating and financial data of U.S. Office Products Company are included herein in reliance upon reports filed by that company with the Securities and Exchange Commission.

  Information contained in this Prospectus may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "plans," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The matters described in "Risk Factors" and certain other factors noted throughout this Prospectus and in any exhibits to the Registration Statement of which this Prospectus is a part, constitute cautionary statements identifying important factors with respect to any such forward-looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from those in such forward-looking statements.

THE COMPANY

  Consolidation Capital Corporation was founded in February 1997 by Jonathan J. Ledecky ("Mr. Ledecky") to build consolidated enterprises with national market reach through the acquisition and integration of businesses in fragmented industries. Mr. Ledecky is the Chairman, Chief Executive Officer and founder of U.S. Office Products Company ("USOP"). While managing USOP, Mr. Ledecky developed a strategy of "corporate democracy," which he believes facilitated USOP's rapid consolidation of more than 190 companies in the office products and services industry.

  Since 1994, Mr. Ledecky, as Chairman and Chief Executive Officer of USOP, has been responsible for in excess of $1.7 billion in acquisitions of businesses in seven different industry groups, including office supplies, office furniture, coffee and beverage services, computer and telecommunications networks and services, print management, corporate travel services and educational supplies. USOP's revenues increased from $134 million on a pro forma basis for the fiscal year ended April 30, 1994 to $2.8 billion for the fiscal year ended April 26, 1997; during the same periods, USOP's operating margin increased from 3.0% on a pro forma basis to 5.3%, excluding non-recurring and restructuring costs; and USOP's assets increased from $49 million on a pro forma basis as of April 30, 1994 to $1.8 billion as of April 26, 1997.

  The Company will seek to leverage the experience and expertise of Mr. Ledecky and the Company's management team to become the leading consolidator of business and consumer products and services companies in fragmented industries. Mr. Ledecky will serve as the Company's Chairman. In that capacity, he will provide the Company and its executive management team with overall strategic guidance and direction. In addition to the Company's existing Senior Vice President, the executive management team is expected to consist of a President, Chief Financial Officer and General Counsel each of whom is expected to have significant acquisition experience.

  The Company believes it will possess substantial competitive advantages. The Company will benefit from its ability to deploy rapidly its significant financial resources and to use its publicly traded stock as currency in selected acquisitions. Because the Company will initially have significant cash reserves, the Company's ability to acquire attractive companies is not likely to be constrained by the need to access the capital markets. Furthermore, the Company believes that its corporate democracy principles will help it attract and acquire companies and will differentiate it from traditional consolidators. The Company believes that its corporate democracy approach generates significant competitive advantages because this approach allows managers of the acquired companies to benefit from the economies of a large organization while simultaneously retaining local operational control, enabling them to provide flexible and responsive service to customers.

  The Company believes that the industries in which it will pursue consolidation opportunities are often characterized by privately-held or family-owned businesses, whose owner/operators desire liquidity and may be unable to access the capital markets effectively or to expand beyond a local or regional base. The Company intends to pursue growing industries that are fragmented with no clear market leader and that will benefit from economies of scale. Within such industries, the Company intends to focus on the acquisition of business and consumer products and services companies having some or all of the following characteristics: (i) stable cash flows and recurring revenue streams from long-term customer relationships; (ii) low product obsolescence and non-reliance on innovation or technology to drive recurring revenue streams; (iii) long-term growth prospects for products and services offered;
(iv) a strong "franchise" or presence in the communities served by the acquisition candidate; (v) an experienced management team comprised of recognized industry leaders; (vi) an ability to retain, promote and motivate management teams; (vii) favorable demographic trends within the local regions serviced; and (viii) an underpenetrated market for products or services provided by the acquisition candidate.

  In general, the Company plans to acquire larger, established high quality companies, or "hubs," in high density, metropolitan areas, and additional smaller companies, or "spokes," in secondary markets surrounding the hubs. Where possible, the operations of the spokes will be integrated into the operations of existing hubs, thereby enabling the Company to achieve the economies of scale necessary to decrease operating cost and increase operating margin. The Company believes that a source of competitive advantage will be the Company's ability to deploy rapidly its significant financial resources and to use its publicly traded stock as consideration in selected acquisitions.

  Upon integration of acquired companies, the Company believes that it will be able to achieve operating efficiencies by combining administrative functions, eliminating redundant facilities, implementing system technology improvements, and achieving cost savings through volume purchasing. The Company's corporate democracy approach reflects both a decentralized and centralized management philosophy. Each of the acquired companies will continue to manage all functions that "touch the customer," including sales, marketing, customer service, credit and collections. The Company will manage functions such as purchasing, accounting, inventory management, human resources and finance centrally where it can leverage its size and scale. In addition, the Company believes that it may achieve certain synergies through strategic marketing and cross-selling by acquired companies.

                                  THE OFFERING

Common Stock offered by the Company... 25,000,000 Shares
Common Stock to be outstanding after   29,411,765 Shares (1)(2)
 the Offering.........................
Use of Proceeds....................... To fund future acquisitions and general corporate purposes, including working
                                       capital. See "Use of Proceeds."
Proposed Nasdaq National Market        BUYR
 symbol...............................

--------
(1) Does not include: (i) shares of Common Stock equal to 9% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to
    purchase    shares of Common Stock are expected to be granted upon
    consummation of the Offering at an exercise price equal to the initial public offering price per share; (ii) 250,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors'
    Stock Plan, of which options to purchase     shares of Common Stock are
    expected to be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; and (iii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Management--1997 Long-Term Incentive Plan," "--1997 Non-Employee Directors' Stock Plan" and "--1997 Employee Stock Purchase Plan."
(2) Includes 4,411,765 shares owned by Mr. Ledecky, of which 4,411,765 shares, 2,058,824 shares and 588,235 shares are subject to contractual restrictions on the transfer thereof for two, four and five years, respectively. Such restrictions may lapse earlier based upon the Company's stock price performance. See "Underwriting."

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus, in evaluating an investment in the shares of Common Stock offered hereby.

  The risk factors set forth below and elsewhere in this Prospectus should be read as accompanying "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "plans," "anticipate," "estimate" or "continue" or the negative thereof or other variations thereon or comparable terminology. The Company's actual results could differ materially from those anticipated in such forward-looking statements.

NO PRESENT SOURCE OF REVENUES

  The Company was founded in February 1997. To date, its activities have consisted of conducting research and analysis with respect to acquisition and consolidation opportunities. As of the date of this Prospectus, the Company has a negative tangible net worth. The Company was founded to build consolidated enterprises with national market reach through the acquisition and integration of businesses in fragmented industries. It will not generate any revenues from the proceeds of this Offering other than interest income until, at the earliest, the consummation of acquisitions, after which its ability to generate revenues and earnings (if any) will be directly dependent upon the successful integration and consolidation of the businesses that it acquires, if any. The Company has no present plans, arrangements or understandings with any prospective acquisition candidates.

DEPENDENCE ON KEY PERSONNEL; ALLOCATION OF MANAGEMENT TIME

  The Company believes that its success will depend to a significant extent upon the experience of Jonathan J. Ledecky, its founder and Chairman, and its management team. Although Mr. Ledecky has agreed to serve as Chairman of the Company, the loss of his services could have a material adverse effect on the Company's ability to successfully achieve its business objectives. Furthermore, although Mr. Ledecky and certain of the officers of the Company have substantial experience in acquiring and consolidating businesses, they have no prior experience in managing companies formed for the purpose of consolidating multiple industries. In addition, the Company likely will depend on the senior management of any significant business it acquires in the future. The Company does not intend to maintain key man life insurance with respect to any of its current executives. If the Company loses the services of one or more of these key employees, the Company's business could be adversely affected. There can be no assurance that the Company will successfully recruit additional personnel or that the additional personnel will have the requisite skills, knowledge or experience necessary or desirable to enhance the incumbent management. See "Management."

  Mr. Ledecky is the Chairman and Chief Executive Officer of U.S. Office Products Company and the non-executive Chairman of U.S.A. Floral Products, Inc. ("USA Floral"). Consistent with his position and his contractual arrangements with USOP, Mr. Ledecky devotes substantially all of his time and attention to USOP's business. Mr. Ledecky's obligations to USOP will limit the amount of time he has available to devote to activities outside of USOP, including the business of the Company.

APPROPRIATE ACQUISITIONS MAY NOT BE AVAILABLE AND FULL INVESTMENT OF NET PROCEEDS WILL BE DELAYED

  The results of the Company's planned operations are dependent upon the Company's ability to identify, attract and acquire attractive acquisition candidates, which may take considerable time. No assurances can be given that the Company will be successful in identifying, attracting or acquiring desirable acquisition candidates, that such candidates will be successfully integrated into the Company or that the acquisition candidates, once acquired, will be profitable. The failure to complete acquisitions or to operate the acquired companies profitably would have a material adverse effect on the Company's business, financial condition or results of operations.

  The Company intends to invest the net proceeds of this Offering in readily marketable, interest-bearing, investment grade securities until the Company finds appropriate acquisition candidates to acquire. Consequently, until such time as the Company acquires acquisition candidates, the proceeds of this Offering will yield only that rate of return earned by such interest-bearing securities.

RISKS ASSOCIATED WITH CONSOLIDATION STRATEGY

  Since the Company has not yet identified specific acquisition candidates, investors in this Offering have no basis on which to evaluate the possible merits or risks of the acquisition candidates' operations and prospects. Although management of the Company will endeavor to evaluate the risks inherent in any particular acquisition candidate, there can be no assurance that the Company will properly ascertain all of such risks. Management of the Company will have virtually unrestricted flexibility in identifying and selecting prospective acquisition candidates and broad discretion with respect to the specific application of the net proceeds of the Offering.

  Although the Company intends to closely scrutinize the management of a prospective acquisition candidate in connection with evaluating the desirability of effecting a business combination, there can be no assurance that the Company's assessment of management will prove to be correct. The Company may enlist the assistance of other persons to assess the management of acquisition candidates, but no such persons have been presently identified. In addition, there can be no assurance that management of the acquired companies will have the necessary skills to manage a company intending to implement an aggressive acquisition program. The Company may also seek to recruit additional managers to supplement the incumbent management of the acquired companies. There can be no assurance that the Company will have the ability to recruit additional managers with the skills necessary to enhance the management of the acquired companies.

INTEGRATION OF ACQUISITIONS

  The Company's business model contemplates an aggressive and rapid acquisition program. No assurance can be given that the Company will be able to successfully integrate its future acquisitions without substantial costs, delays or other problems. The costs of integration could have an adverse effect on short-term operating results. Such costs could include severance payments to employees of such acquired companies, restructuring charges associated with the acquisitions and other expenses associated with a change of control. Any failure by the Company to make acquisitions would have a material adverse effect on the Company's business, financial condition and results of operations. There can also be no assurance that the Company will replicate the success in consolidating various industries that has been achieved by other consolidators, including USOP.

  There can be no assurance that the Company will be able to execute successfully its consolidation strategy or anticipate all of the changing demands that successive consolidation transactions will impose on its management personnel, operational and management information systems, and financial systems. The integration of newly acquired companies may also lead to diversion of management attention from other ongoing business concerns. In addition, there can be no assurance that the rapid pace of acquisitions will not adversely affect the Company's efforts to integrate acquisitions and manage those acquisitions profitably. Any or all of these factors could have a material adverse effect on the Company's business, financial condition or results of operations.

RISKS RELATED TO ACQUISITION FINANCING; ADDITIONAL DILUTION; LEVERAGE

  The Company intends to use a significant portion of its resources for acquisitions. The timing, size and success of the Company's acquisition efforts and any associated capital commitments cannot be readily predicted. The Company currently intends to finance future acquisitions by using shares of its Common Stock, cash, borrowed funds or a combination thereof. If the Common Stock does not maintain a sufficient market value, or if potential acquisition candidates are otherwise unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company may be required to use more of its cash resources or more borrowed funds, in each case if available, in order to initiate and maintain its acquisition program. If the Company does not have sufficient cash resources, its growth could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain any additional financing that it may need for its acquisition program on terms that the Company deems acceptable.

  Upon consummation of the Offering, the Company will have 29,411,765 shares of Common Stock issued and outstanding and 250,000,000 shares of authorized Common Stock. Consequently, subject to the rules and regulations of The Nasdaq National Market, the Company will be able to finance acquisitions by issuing significant amounts of additional shares of Common Stock without obtaining shareholder approval of such issuances. To the extent the Company uses Common Stock for all or a portion of the consideration to be paid for future acquisitions, dilution may be experienced by existing stockholders, including the purchasers of Common Stock in the Offering. Moreover, the issuance of additional shares of Common Stock may have a negative impact on earnings per share and may negatively impact the market price of the Common Stock. See "Dilution" and "Use of Proceeds."

  The Company may borrow money to consummate the acquisitions or assume or refinance the indebtedness of acquired companies if the Company's management deems it to be beneficial to the Company. Among the possible adverse effects of borrowings are: (i) if the Company's operating revenues after the acquisitions were to be insufficient to pay debt service, there would be a risk of default and foreclosure on the Company's assets; (ii) if a loan agreement contains covenants that require the maintenance of certain financial ratios or reserves, and any such covenant were breached without a waiver or renegotiation of the terms of that covenant, then the lender could have the right to accelerate the payment of the indebtedness even if the Company has made all principal and interest payments when due; (iii) if the terms of a loan did not provide for amortization prior to maturity of the full amount borrowed and the "balloon" payment could not be refinanced at maturity on acceptable terms, the Company might be required to seek additional financing and, to the extent that additional financing were not available on acceptable terms, to liquidate its assets; and (iv) if the interest rate of a loan is variable, the Company would be subject to interest rate fluctuations which could increase the Company's debt service obligations.

COMPETITION

  The Company may encounter intense competition from other consolidators having a business objective similar to that of the Company. Many of these entities are well established and have extensive experience in identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater financial, personnel and other resources than the Company expects to have and there can be no assurance that the Company will have the ability to compete successfully. In addition, to the extent that the Company determines to consolidate an industry that is already in the early stages of consolidation, the Company may compete with consolidators that already are operating within the industry being consolidated. Such competitors may have competitive advantages in identifying and attracting acquisition candidates as a result of their knowledge of the industry and contacts within the industry. This inherent competitive limitation may make certain consolidation opportunities more difficult to accomplish and may compel the Company to select certain less attractive consolidation prospects.

  In addition, the industries in which the Company may operate in the future may be highly competitive. There can be no assurances that the Company's efforts to differentiate itself will prove to be successful or that the Company ultimately will be able to compete effectively in the markets in which it operates in the future.

CONSIDERATION FOR OPERATING COMPANIES MAY EXCEED ASSET VALUE

  The purchase prices of the Company's acquisitions will not be established by independent appraisals, but generally through arms'-length negotiations between the Company's management and representatives of such companies. The consideration paid for each such company will be based primarily on the value of such company as a going concern and not on the value of the acquired assets. Valuations of these companies determined solely by appraisals of the acquired assets are likely to be less than the consideration that is paid for the companies. No assurance can be given that the future performance of such companies will be commensurate with the consideration paid. Moreover, the Company expects to incur significant amortization charges resulting from consideration paid in excess of the fair value of the net assets of the companies acquired in business combinations accounted for under the purchase method of accounting.

CONFLICTS OF INTEREST

  Mr. Ledecky is the Chairman and Chief Executive Officer of USOP and the non-executive Chairman of USA Floral. Certain of the officers and directors are, and in the future may become, affiliated with entities engaged in business activities in the industries in which the Company may become involved. Such persons may have conflicts of interest in determining to which entity a particular business opportunity should be presented. As a result of Mr. Ledecky's affiliation with USOP and USA Floral, the Company is restricted from acquiring businesses in certain industries. See "Business--Strategy."

  In general, officers and directors of a corporation incorporated under the laws of the State of Delaware are required to present certain business opportunities to such corporation. Accordingly, as a result of multiple business affiliations, certain of the Company's officers and directors may have similar legal obligations to present certain business opportunities to multiple entities. There can be no assurance that any of the foregoing conflicts will be resolved in favor of the Company.

INVESTMENT COMPANY ACT CONSIDERATIONS

  The regulatory scope of the Investment Company Act of 1940 ("Investment Company Act") extends generally to companies engaged primarily in the business of investing, reinvesting, owning, holding or trading in securities. The Investment Company Act also may apply to a company which does not intend to be characterized as an investment company but which, nevertheless, engages in activities that bring it within the Investment Company Act's definition of an investment company. The Company believes that its anticipated principal activities, which will involve acquiring control of operating companies, will not subject the Company to registration and regulation under the Investment Company Act. Nonetheless, since the Company will initially fall within the Investment Company Act's definition of an investment company upon the consummation of the Offering, it will rely on a safe harbor rule that will exempt the Company from the Investment Company Act for a period of one year, provided certain conditions are met. Thereafter, the Company intends to remain exempt from investment company regulation either by not engaging in investment company activities or by qualifying for the exemption from investment company regulation available to any company that has no more than 45 percent of its total assets invested in, and no more than 45 percent of its income derived from, investment securities, as defined in the Investment Company Act.

  There can be no assurance that the Company will be able to avoid registration and regulation as an investment company. In the event the Company is unable to avail itself of an exemption or safe harbor from the Investment Company Act, the Company may become subject to certain restrictions relating to the Company's activities, as noted below, and contracts entered into by the Company at such time that it was an unregistered investment company may be unenforceable. The Investment Company Act imposes substantive requirements on registered investment companies including limitations on capital structure, restrictions on certain investments, prohibitions on transactions with affiliates and compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations. Registration as an investment company could have a material adverse effect on the Company.

HOLDING COMPANY RISKS

  The Company is expected to be a holding company. As a holding company without significant income from operations, the Company will be dependent upon the income from its operating subsidiaries to meet its operating expenses. If its operating subsidiaries are unable to pay dividends or otherwise distribute amounts to the Company sufficient to cover its operating expenses, the Company may be subject to liquidity problems, even if, on a consolidated basis, its operating subsidiaries are profitable.

ADVERSE CHANGES IN GENERAL ECONOMIC CONDITIONS CAN ADVERSELY AFFECT COMPANY'S BUSINESS

  The Company's success is dependent upon the general economic conditions in the geographic areas in which a substantial number of its operating businesses are located. Adverse changes in national economic conditions or in the economic conditions of the regions in which the Company conducts substantial business likely would have an adverse effect on the operating results of one or more of the acquired companies and, accordingly, on the Company's business, financial condition or results of operations.

RISKS RELATING TO INTERNATIONAL EXPANSION

  Although it is not currently anticipated, if the Company were to expand into international markets, it may face additional risks relating to such matters as currency exchange rate fluctuations, new and different legal and regulatory requirements, political and economic risks relating to the stability of foreign governments and their trading relationship with the United States, difficulties in staffing and managing foreign operations, differences in financial reporting, differences in the manner in which different cultures do business, operating difficulties and other factors.

POTENTIAL REGULATORY REQUIREMENTS

  The Company's acquisition strategy will likely be subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which could adversely affect the pace of the Company's acquisitions in an industry or its ability to consolidate an industry to the extent the Company believes appropriate, depending upon the industry being consolidated. In addition, acquisitions of businesses in regulated industries would subject the Company to regulatory requirements which could limit the Company's flexibility in growing and operating its businesses.

TAX CONSIDERATIONS

  As a general rule, Federal and state tax laws and regulations have a significant impact upon the structuring of business combinations. The Company will evaluate the possible tax consequences of any prospective business combination and will endeavor to structure the business combination so as to achieve the most favorable tax treatment to the Company, the acquisition candidate and their respective stockholders. There can be no assurance, however, that the Internal Revenue Service (the "IRS") or appropriate state tax authorities will ultimately assent to the Company's tax treatment of a consummated business combination. To the extent the IRS or state tax authorities ultimately prevail in recharacterizing the tax treatment of a business combination, there may be adverse tax consequences to the Company, the acquisition candidate and their respective stockholders.

POTENTIAL INFLUENCE OF EXISTING STOCKHOLDER

  After the consummation of the Offering, Mr. Ledecky, the Company's founder and Chairman, will own beneficially 15% of the outstanding shares of Common Stock and the Company's executive officers and directors will own beneficially
an aggregate of approximately   % of the outstanding shares of Common Stock.
The Company's executive officers and directors, if acting together, may be able to control the election of directors and matters requiring the approval of the stockholders of the Company. This concentration of ownership may also have the effect of delaying or preventing a change in control of the Company. See "Principal Stockholders."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 29,411,765 shares of Common Stock outstanding. The 25,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act of 1933, as amended (the "Securities Act"), unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144 ("Rule 144") promulgated under the Securities Act; shares held by affiliates will be subject to resale limitations of Rule 144 described below. Of the remaining outstanding shares of Common Stock, 4,411,765 will be available for resale at various dates beginning 180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144. In addition, the 4,411,765 shares of Common Stock owned by Mr. Ledecky will be subject to contractual restrictions on transfer for periods ranging from at least 180 days to five years. Specifically, subject to the provisions described below, Mr. Ledecky may not offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly ("Transfer") (i) any of the 4,411,765 shares of Common Stock owned by him during the period ending two years after the date of this Prospectus,
(ii) 2,058,824 shares of Common Stock owned by him during the period ending four years after the date of this Prospectus and (iii) 588,235 shares of Common Stock owned by him during the period ending five years after the date of this Prospectus. Notwithstanding the preceding sentence, beginning 180 days after the date of this Prospectus, the restrictions on Transfer will lapse (i) as to 50% of the shares still subject to such restrictions if the closing price of a share of Common Stock is equal to or exceeds 150% of the Offering Price for a period of at least 20 consecutive trading days and (ii) as to 100% of the shares still subject to such restrictions if the closing price of a share of Common Stock is equal to or exceeds 200% of the Offering Price for a period of at least 20 consecutive trading days. Further, upon consummation of
the Offering,     shares of Common Stock will be issuable upon the exercise of stock options to be granted on the effective date of the registration statement of which this Prospectus forms a part. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable upon exercise of all such options. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market price of the Common Stock and impair the Company's ability to raise additional capital through the sale of equity securities. See "Shares Eligible for Future Sale." Each of the Company and its existing stockholder, executive officers and directors has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior written consent of Friedman, Billings, Ramsey & Co., Inc., as the representative of the Underwriters. See "Underwriting."

NO PRIOR MARKET FOR THE COMMON STOCK; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Company's Common Stock. There can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price of the Common Stock will be determined by negotiation between the Company and the representative of the Underwriters based on the factors described under "Underwriting." The price at which the Common Stock will trade in the public market after the Offering may be less than the initial public offering price.

  The market price of the Company's Common Stock after the Offering could be adversely affected by confusion or uncertainty as to the pace of the Company's consolidations, the various industries being consolidated and the status of the integration of businesses within the industries. In addition, the market price of the Common Stock could be subject to significant fluctuations in response to activities of the Company's competitors, variations in quarterly operating results, changes in market conditions and other events or factors. Moreover, the stock market in the past has experienced significant price and value fluctuations, which have not necessarily been related to corporate operating performance. The volatility of the market could adversely affect the market price of the Common Stock and the ability of the Company to raise equity in the public markets.

NO DIVIDENDS

  The Company has not paid any dividends on its Common Stock to date. The payment of any dividends will be within the discretion of the Company's Board of Directors. It is the present intention of the Board of Directors to retain all earnings, if any, for use in the Company's business operations and, accordingly, the Board of Directors does not anticipate declaring any dividends in the foreseeable future. See "Dividend Policy."

DILUTION TO NEW INVESTORS

  Purchasers of Common Stock in the Offering will experience immediate and substantial dilution in the pro forma as adjusted net tangible book value of their shares in the amount of $4.22 per share. See "Dilution." If the Company issues additional Common Stock in the future, including shares which may be issued pursuant to earn-out arrangements, option grants and future acquisitions, purchasers of Common Stock in the Offering may experience further dilution in the net tangible book value per share of the Common Stock.

CERTAIN ANTITAKEOVER PROVISIONS

  The Company is subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which prohibit the Company from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder", unless the business combination is approved in a prescribed manner. See "Description of Capital Stock--Certain Provisions of Delaware Law and the Company's Certificate of Incorporation."

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting estimated underwriting discounts and other offering expenses, all of which are payable by the Company, are estimated to be approximately $464 million (approximately $534 million if the Underwriters' over-allotment option is exercised in full), assuming an initial public offering price of $20.00 per share. The Company intends to use substantially all of the net proceeds of the Offering to engage in consolidation and operating activities, including identifying and evaluating prospective acquisition candidates and structuring, negotiating and consummating the acquisitions. The Company is not currently involved in negotiations and has no current commitments or agreements with respect to any acquisitions. The Company cannot assure that any acquisitions will be consummated.

  Pending use of the net proceeds as described above, the Company intends to invest the net proceeds in readily marketable, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

  The Company does not anticipate paying any cash dividends on its Common Stock in the foreseeable future because it intends to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes. Any payment of future dividends will be at the discretion of the Board of Directors and will depend upon, among other factors, the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other considerations that the Board of Directors deems relevant.

                                CAPITALIZATION

  The following table sets forth (i) the actual capitalization of the Company at September 19, 1997 and (ii) the capitalization of the Company as adjusted to give effect to the sale of 25,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $20.00 per share and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                                                AS OF
                                                         SEPTEMBER 19, 1997
                                                      --------------------------
                                                      ACTUAL  AS ADJUSTED (1)(2)
                                                      ------  ------------------
                                                       (DOLLARS IN THOUSANDS)
Stockholder's equity:
  Common stock, $.001 par value per share,
   250,000,000 shares authorized, 4,411,765 shares
   issued and outstanding and 29,411,765 shares
   issued and outstanding (as adjusted).............. $   4        $     29
  Additional paid-in capital.........................   122         464,097
  Accumulated deficit................................  (103)           (103)
                                                      -----        --------
    Total stockholder's equity.......................    23         464,023
                                                      -----        --------
      Total capitalization........................... $  23        $464,023
                                                      =====        ========

--------

(1) Does not include: (i) shares of Common Stock equal to 9% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to
    purchase     shares of Common Stock are expected to be granted upon
    consummation of the Offering at an exercise price equal to the initial public offering price per share; (ii) 250,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors'
    Stock Plan, of which options to purchase     shares of Common Stock are
    expected to be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; and (iii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Management--1997 Long-Term Incentive Plan," "--1997 Non-Employee Directors' Stock Plan" and "--1997 Employee Stock Purchase Plan."
(2) Includes 4,411,765 shares owned by Mr. Ledecky, of which 4,411,765 shares, 2,058,824 shares and 588,235 shares are subject to contractual restrictions on the transfer thereof for two, four and five years, respectively. Such restrictions may lapse earlier based upon the Company's stock price performance. See "Underwriting."

                                   DILUTION

  The Company had a net tangible book value at September 19, 1997, of $23,000, or $.01 per share of Common Stock. Net tangible book value per share is determined by dividing the pro forma net tangible book value of the Company (tangible assets less total liabilities) by the number of shares of Common Stock outstanding. Adjusting for the sale by the Company of the 25,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $20.00 per share, and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the pro forma net tangible book value of the Company, as adjusted, at September 19, 1997 would have been $464,023,000, or $15.78 per share. This amount represents an immediate dilution to new investors of $4.22 per share and an immediate increase in pro forma as adjusted net tangible book value per share to existing stockholders of $15.77 per share. The following table illustrates this per share dilution to new investors:

Assumed initial public offering price per share..................        $20.00
  Net tangible book value per share at September 19, 1997........ $  .01
  Increase in net tangible book value per share resulting from the Offering..................................................  15.77
                                                                  ------
Pro forma net tangible book value per share after the Offering...         15.78
                                                                         ------
Pro forma dilution to new investors..............................        $ 4.22
                                                                         ======

  If the Underwriters' over-allotment option is exercised in full, the increase in pro forma net tangible book value per share attributable to the Offering, pro forma net tangible book value per share after the Offering, and pro forma dilution to new investors would be $16.09, $16.10 and $3.90, respectively.

  The following table sets forth at September 19, 1997, after giving effect to the sale of the Common Stock offered by the Company in the Offering: (i) the number of shares of Common Stock purchased by the existing stockholder from the Company, the total consideration and the average price per share paid to the Company for such shares; (ii) the number of shares of Common Stock purchased by new investors in the Offering from the Company and the total consideration and the price per share paid by them for such shares; and (iii) the percentage of shares purchased from the Company by the existing stockholder and the new investors and the percentages of consideration paid to the Company for such shares by the existing stockholder and new investors.

                             SHARES PURCHASED  TOTAL CONSIDERATION    AVERAGE
                            ------------------ --------------------    PRICE
                              NUMBER   PERCENT    AMOUNT    PERCENT  PER SHARE
                            ---------- ------- ------------ -------  ---------
   Existing stockholder
    (1)....................  4,411,765   15.0% $    126,000    .03%   $  .03
   New investors........... 25,000,000   85.0%  500,000,000  99.97%   $20.00
                            ----------  -----  ------------ ------
     Total................. 29,411,765  100.0% $500,126,000 100.00%
                            ==========  =====  ============ ======

--------

(1) Does not include: (i) shares of Common Stock equal to 9% of the shares of Common Stock outstanding from time to time that are reserved for issuance under the Company's 1997 Long-Term Incentive Plan, of which options to
    purchase     shares of Common Stock are expected to be granted upon
    consummation of the Offering at an exercise price equal to the initial public offering price per share; (ii) 250,000 shares of Common Stock reserved for issuance under the Company's 1997 Non-Employee Directors'
    Stock Plan, of which options to purchase     shares of Common Stock are
    expected to be granted upon consummation of the Offering at an exercise price equal to the initial public offering price per share; and (iii) 1,000,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan. See "Management--1997 Long-Term Incentive Plan," "--1997 Non-Employee Directors' Stock Plan" and "--1997 Employee Stock Purchase Plan."

                            SELECTED FINANCIAL DATA

                                                  AS OF
                                            SEPTEMBER 19, 1997
                                          ----------------------
                                          (DOLLARS IN THOUSANDS)
         Assets..........................          $246
         Liabilities.....................           223
         Stockholder's equity............            23

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with the historical balance sheet of the Company and related notes thereto appearing elsewhere in this Prospectus.

OVERVIEW AND RESULTS OF OPERATIONS

  The Company was founded in February 1997 to consolidate business and consumer products and services companies in fragmented industries. The Company has generated no revenues since inception. The Company has incurred expenses of $103,000 in connection with the analysis of industry consolidation opportunities. The net proceeds from the sale of the 25,000,000 shares of Common Stock offered hereby, which are estimated to be approximately $464 million, will be utilized by the Company in its acquisition program and, to a much lesser extent, to fund operations of the Company. While the Company expects to embark on an active acquisition program, until such time as acquisitions are consummated, the Company's income will represent interest on the investment of the net proceeds of the Offering offset by salaries and other operating costs of the Company.

LIQUIDITY AND CAPITAL RESOURCES

  Following the Offering, the Company will have cash of approximately $464 million. In addition, the Company is currently negotiating a bank credit facility which, if and when obtained, will provide additional capital for use in the acquisition program. The Company also expects to utilize its Common Stock as a source of capital to provide a portion of the consideration paid to acquire certain companies. The Company believes that the net proceeds from the Offering, the anticipated availability of financing under the credit facility and the availability of equity will be sufficient to fund its operations and acquisition program through 1998.

                                   BUSINESS

THE COMPANY

  The Company was founded in February 1997 by Jonathan J. Ledecky to consolidate business and consumer products and services companies in fragmented industries. Mr. Ledecky is the Chairman, Chief Executive Officer and founder of U.S. Office Products Company and the non-executive Chairman and co-founder of USA Floral. While managing USOP, Mr. Ledecky developed a strategy of corporate democracy, which he believes facilitated USOP's rapid consolidation of more than 190 companies within seven different industry groups.

  Since 1994, Mr. Ledecky, as Chairman and Chief Executive Officer of USOP, has been responsible for in excess of $1.7 billion in acquisitions of domestic and international businesses. The Company will seek to leverage the significant experience and expertise of Mr. Ledecky and the Company's management team to build consolidated enterprises with national market reach through the acquisition and integration of privately-held or family-owned businesses in fragmented industries. Mr. Ledecky will serve as the Company's Chairman. The Company plans to hire additional senior management. The Company believes that, through the prior experience of the Chairman and management, it has an extensive referral network of investment and commercial bankers, business leaders, attorneys, accountants and business and financial brokers, which will further its ability to identify, attract and acquire desirable acquisition candidates.

  The Company also believes that, following the Offering, its strong financial position and substantial liquidity, when combined with the consolidation experience of its Chairman and management team, will create significant competitive advantages for the Company that will enable it to capitalize on attractive consolidation opportunities. The Company will benefit from its ability to deploy rapidly its significant financial resources and to use its publicly traded stock as currency in selected acquisitions. Because the Company will initially have significant cash reserves, the Company's ability to acquire attractive companies is not likely to be constrained by the need to access the capital markets. Furthermore, the Company believes that its corporate democracy principles will help it attract and acquire companies which, when combined with the Company's strong financial position, will differentiate it from traditional consolidators.

INDUSTRY BACKGROUND

  During recent years, a number of companies have consolidated businesses within various industries. The Company believes numerous factors exist which create a favorable environment for industry consolidations. As businesses have become nationwide in scope, the need and demand for a nationwide vendor supplying uniformly high-quality products and services have increased. Similarly, as brand consciousness among end users has increased in certain industries, national brands have realized significant advantages in the marketplace, such as the ability to differentiate their products and services, allowing premium pricing and enhanced customer loyalty. In addition, larger consolidating companies continue to achieve competitive advantages by creating operating synergies through, among other things, the elimination of redundant corporate functions and the use of information technology to decrease cost and increase revenue. Furthermore, manufacturers have developed an increased interest in dealing with large distributors, which has enabled manufacturers to generate efficiency gains due to streamlined production, distribution and marketing operations. As the consolidation model has been successfully implemented by consolidators, their access to the capital markets, particularly the public equity markets, has increased.

  USOP is an example of a company formed to consolidate companies. USOP was formed in October 1994 by the Company's Chairman, Mr. Ledecky. Under Mr. Ledecky's leadership, USOP has acquired over 190 domestic and international businesses in seven different industry groups, including office supplies, office furniture, coffee and beverage services, computer and telecommunications networks and services, print management, corporate travel services and educational supplies. USOP's revenues have increased from $134 million on a pro forma basis for the fiscal year ended April 30, 1994 to $2.8 billion for the fiscal year ended

April 26, 1997; during the same periods, USOP's operating margin increased from 3.0% on a pro forma basis to 5.3%, excluding non-recurring and restructuring costs; and USOP's assets increased from $49 million on a pro forma basis as of April 30, 1994 to $1.8 billion as of April 26, 1997.

STRATEGY

  The Company's goal is to become the leading consolidator of business and consumer products and services companies in fragmented industries. The Company intends to acquire established local or regional businesses and combine and integrate them into an effective national organization. The Company believes its strong financial position after the Offering, the operating and acquisition expertise of its management team and its ability to address the needs of local management will allow it to achieve its goal of being the "consolidator of choice."

  In order to achieve its goal, the Company will focus on (1) identifying acquisition candidates which meet the Company's consolidation criteria; (2) attracting and acquiring companies through the Company's corporate democracy approach, which the Company believes will differentiate it from other consolidators; and (3) achieving operating efficiencies and synergies by combining administrative functions, eliminating redundant facilities, implementing system and technology improvements, achieving cost savings through volume purchasing and engaging in cross-functional selling.

  Identify and Pursue Strategic Consolidation Opportunities. The Company intends to capitalize upon consolidation opportunities in business and consumer products and services industries by acquiring companies with established sales presences and/or local brand names. The Company believes that the industries in which it will pursue consolidation opportunities are fragmented and often characterized by privately-held or family-owned businesses, whose owner/operators desire liquidity and may be unable to gain the scale necessary to access the capital markets effectively or to expand beyond a local or regional base. The Company believes that, based on the experience of Mr. Ledecky and its management team, it will be well positioned to identify suitable industries for consolidation and to identify acquisition candidates within those industries to form consolidated enterprises.

  In general, the Company plans to acquire larger, established high quality companies, or "hubs," in high density, metropolitan areas, and additional smaller companies, or "spokes," in secondary markets surrounding the hubs. Where possible, the operations of the spokes will be integrated into the operations of existing hubs, thereby enabling the Company to achieve the economies of scale necessary to decrease operating cost and increase operating margin. The Company believes that a source of competitive advantage will be the Company's ability to deploy rapidly its significant financial resources and to use its publicly traded stock as consideration in selected acquisitions.

  The Company intends to pursue growing industries that are fragmented with no clear market leader and that will benefit from economies of scale. Within such industries, the Company intends to focus on the acquisition of business and consumer products and services companies having some or all of the following characteristics: (i) stable cash flows and recurring revenue streams from long-term customer relationships; (ii) low product obsolescence and non-reliance on innovation or technology to drive recurring revenue streams; (iii) long-term growth prospects for products and services offered; (iv) a strong "franchise" or presence in the communities served by the acquisition candidate; (v) an experienced management team comprised of recognized industry leaders; (vi) an ability to retain, promote and motivate management teams;
(vii) favorable demographic trends within the local regions serviced; and
(viii) an underpenetrated market for products or services provided by the acquisition candidate. The Company believes that even if consolidation in an industry has begun, there may still exist opportunities to create niche businesses with national reach.

  Some of the industries that may be considered by the Company include the following: aviation services (fixed base operators, aircraft maintenance, charter/fleet services, equipment and parts services); accounting practices; architectural services; auto glass dealerships; auto towing; community newspapers; consumer product distribution; educational services (vocational schools); fire protection supplies and service; food services; health care services; home improvement services; information technology staffing; insurance brokerage; lighting products; mail order and client marketing; moving services; optical services; real estate services; rental equipment distributors; safety equipment distributors; temporary services; trade show and exhibition management services; veterinary services; and water treatment equipment services and supplies. The Company is restricted from acquiring businesses in any of the industries in which USOP is currently involved, in which USA Floral expects to be involved and certain other industries. Specifically, these proscribed industries are office supplies, office furniture, coffee and beverage services, computer and telecommunications networks and services, print management, corporate travel services, educational supplies, flowers and floral products, records management, janitorial and sanitation supplies, and promotional products.

  Differentiate Through Corporate Democracy. The Company believes that its implementation of corporate democracy, which Mr. Ledecky has employed successfully at USOP, will give the Company a competitive advantage over rival consolidators in attracting, buying and integrating acquired companies. In addition, the corporate democracy approach reflects both a decentralized and centralized management philosophy. Each of the acquired companies will continue to manage all functions that "touch the customer," including sales, marketing, customer service, credit and collections. The Company will manage functions such as purchasing, accounting, inventory management, human resources and finance centrally where it can leverage its size and scale. Principles of corporate democracy that will be used by the Company include:

  . Control by Owner/Operator. The corporate democracy approach to consolidation is designed to allow the owners and operators who have built an acquired company to retain operational control of the business while the Company benefits from operating efficiencies and synergies resulting from the consolidation of the acquired company into a larger enterprise. This is in contrast to the traditional consolidation approach used by other consolidators in which the owner/operators and their employees are often relieved of management responsibility as a result of a complete centralization of management in the consolidated enterprise.

  . "Think National, Act Local" Management. The Company plans to provide strategic oversight and guidance with respect to acquisitions, financing, marketing and operations. At the same time, managers of acquired companies will be responsible for the day-to-day operations of each of the acquired companies. As part of its "Think National, Act Local" management strategy, the Company intends to foster a culture of cooperation and teamwork that emphasizes dissemination of "best practices" among its local or acquired management teams. The Company believes that this decentralized management philosophy results in better customer service by allowing local management the flexibility to implement policies and make decisions based upon the needs and desires of local customers and the context of local market conditions. The decentralized sales and customer contact also facilitates the retention of historical customers of the acquired companies.

  . Local Business Identity, Management and Sales Organization. The corporate democracy approach to consolidation permits the Company to capitalize on the strength of the owner/operator's connection to his locality, region or community by maintaining the original name of the acquired company in the given geographic location. This contrasts with other consolidation approaches which often eliminate the local name of the acquired company and replace it with a single or "national" business name. The Company believes that many customers purchase products and services based upon long-term commercial relationships. The Company believes that corporate democracy best preserves the business-customer relationships by, in most circumstances, retaining the management, sales organizations, and brand name identity of acquired companies and minimizing operational changes that adversely affect the customer.

  . Use of Stock as Currency and Incentive Compensation. The Company intends to structure many of its acquisitions using the Company's stock as currency. This use of stock as acquisition currency, coupled with the retention of experienced owner/operators and established sales organizations, creates a high percentage of employee ownership and strong incentives for good performance. The Company believes that this stock ownership plan, in conjunction with the implementation of incentive compensation programs geared to specific performance goals, will help to align the objectives of the acquired companies' managers and employees with those of the Company's stockholders.

  Achieve Operating Efficiencies. The Company believes that it will be able to achieve certain operating efficiencies and synergies among its acquired companies. Such operating efficiencies include:

  . Combining Administrative Functions. The Company will seek to institute a Company-wide management information system and to combine at the corporate level certain administrative functions, such as financial reporting and finance, insurance, employee benefits and legal support.

  . Using Hub and Spoke System to Eliminate Redundant Facilities and Service. The hub and spoke strategy involves the acquisition of a larger, top-quality company in a targeted geographic area into which the facilities and operations of local, top-quality acquired companies, or "spokes", are folded, allowing the elimination of redundant facilities and reducing overhead. Although the success of the hub and spoke strategy may vary depending on the industry being consolidated, the Company believes that there exists a real opportunity to use this strategy to reduce the number of facilities and the corporate overhead of acquired companies. This hub and spoke strategy also enables the integration of certain operational activities, such as inventory management, purchasing, shipping, accounting and human resources, among acquired companies located in a geographic area, thereby permitting the elimination of duplicative facilities and costs.

  . Implementing System and Technology Improvements. The Company believes it will be able to increase the operating margin of combined acquired companies by using operating and technology systems to improve and enhance the operations of the combined acquired companies, which may include computerized inventory management and order processing systems, computerized quotation and job costing systems and computerized logistics and distribution systems. The Company believes that many of the acquired companies have not invested materially in such operating and technology systems because, as independent entities, they lack the necessary scale to justify the investment. The Company believes that the implementation of such systems may significantly increase the speed and accuracy of order processing and fulfillment at acquired companies, while increasing inventory turns and providing measurement and analysis tools that facilitate efficient operation.

  . Using Volume Purchasing. The Company believes that, with respect to certain of the distribution industries that may be consolidated by the Company, it may achieve operating efficiencies through volume purchasing and benefit from favorable prices and rebates accruing as the result of high volume purchases. The Company may also negotiate improved arrangements with wholesalers and manufacturers to reduce inventory levels of certain acquired companies, thereby allowing more efficient operations by decreasing inventory holding costs and increasing operating margins. The Company may also seek to leverage the size and scale of certain consolidated enterprises to negotiate attractive volume purchasing or leasing programs for goods and services such as delivery vehicles, long distance voice and data services, overnight delivery services, real estate services, banking and financial services, and insurance.

  . Implementing Strategic Marketing and Cross-Functional Selling. The Company believes that, with respect to certain industries that may be consolidated by the Company, it may achieve certain efficiencies through strategic marketing plans to be shared by acquired companies as well as cross-functional selling to customers of each of the acquired companies. These synergies of strategic marketing and cross-functional selling may allow additional services to be provided or goods to be sold to existing customers of the acquired companies, resulting in additional revenues for the Company. These synergies may also provide a broader geographic sales and service reach for each of the acquired companies, increasing the customer base of the acquired companies.

SIGNIFICANT FINANCIAL RESOURCES

  The Company believes that, following the Offering, its strong financial position and substantial liquidity, when combined with the consolidation experience of its Chairman and management team, will create significant competitive advantages for the Company that will enable it to achieve its goal of being the consolidator of choice. The Company will benefit from its ability to deploy rapidly its significant financial resources and to use its publicly traded stock as currency in selected acquisitions. Furthermore, because the Company will initially have significant cash reserves, the Company's ability to acquire attractive companies is not likely to be constrained by the need to access the capital markets.

COMPETITION

  The Company expects to encounter competition from other entities having business objectives similar to those of the Company. Many of these entities, including venture capital partnerships and corporations, other acquisition companies and funds, large industrial and financial institutions, small business investment companies and wealthy individuals are well established and have extensive experience in connection with identifying and effecting business combinations directly or through affiliates. Many of these competitors possess greater financial, human and other resources than the Company and there can be no assurance that the Company will have the ability to compete successfully.

  In addition, the industries in which the Company may operate in the future may be highly competitive. There can be no assurances that the Company's efforts to differentiate itself will prove to be successful or that the Company ultimately will be able to compete effectively in the markets in which it operates in the future.

FACILITIES AND EMPLOYEES

  The Company's corporate offices are located in leased space at 1747 Pennsylvania Avenue, N.W., Suite 900, Washington, D.C. 20006. The telephone number of its principal executive offices is 202/955-5490. To accommodate its planned growth, the Company intends to seek a larger headquarters facility in the Washington area, which it intends to lease. As of September 19, 1997, the Company employed one person.

LEGAL PROCEEDINGS

  The Company is not a party to any legal proceedings.

                                  MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

  The following table sets forth certain information concerning each of the executive officers and directors of the Company following the consummation of this Offering:

NAME                 AGE POSITION WITH THE COMPANY
----                 --- -------------------------
Jonathan J. Ledecky   39 Chairman
[     ]              [ ] President
[     ]              [ ] Chief Financial Officer
David Ledecky         36 Senior Vice President, Secretary,
                          Treasurer and Director Nominee
[     ]              [ ] General Counsel
[     ]              [ ] Director
[     ]              [ ] Director
[     ]              [ ] Director
[     ]              [ ] Director
[     ]              [ ] Director


  Jonathan J. Ledecky founded the Company in February 1997 and serves as its Chairman. Mr. Ledecky founded USOP, a company engaged in providing office and educational products and business services, in October 1994 and has served since then as its Chairman of the Board and Chief Executive Officer. Since its inception, USOP has acquired over 190 companies. Mr. Ledecky has also served as the Non-Executive Chairman of the Board of USA Floral since April 1997. Prior to founding USOP, Mr. Ledecky served from 1989 to 1991 as the President of The Legacy Fund, Inc., and from 1991 to September 1994 as President and Chief Executive Officer of Legacy Dealer Capital Fund, Inc., a wholly owned subsidiary of Steelcase Inc. ("Steelcase"), the nation's largest manufacturer of office furniture products. While at Legacy Dealer Capital Fund, Inc., Mr. Ledecky was responsible for providing corporate advisory services for Steelcase's network of office products distributors. In addition, Mr. Ledecky has served as a director of, or corporate adviser and consultant to, several office products companies. Prior to his tenure at The Legacy Fund, Inc., Mr. Ledecky was a partner at Adler and Company and a Senior Vice President at Allied Capital Corporation, an investment management company. Mr. Ledecky serves as a director of MLC Holdings, Inc. Mr. Ledecky is a graduate of Harvard College and Harvard Business School. Mr. Ledecky is the brother of David Ledecky.

  David Ledecky has served as Senior Vice President, Secretary and Treasurer of the Company since September 1997. Prior thereto, he operated Ledecky Brothers L.L.C., the Company's predecessor since its inception in February 1997. In that capacity, he has researched and analyzed industry consolidation opportunities. From 1992 to 1996, David Ledecky was an attorney at the Washington, D.C. law firm of Comey, Boyd & Luskin. Prior to 1992, he was an attorney with the law firm of Shearman & Sterling, and a Vice President of The Legacy Fund, Inc. in Washington, D.C. He is a former consultant to the computer and telecommunications industries and a member of the Bar of New York, California and the District of Columbia. He is a graduate of Harvard College and Yale Law School. David Ledecky is the brother of Jonathan J. Ledecky.

  The Company expects that additional persons will be selected to serve as executive officers and directors of the Company.

COMMITTEES OF THE BOARD OF DIRECTORS

  The Company's Board of Directors intends to establish an Audit Committee and a Compensation Committee.

  The responsibilities of the Audit Committee will include recommending to the Board of Directors the independent public accountants to be selected to conduct the annual audit of the books and records of the Company, reviewing the proposed scope of such audit and approving the audit fees to be paid, reviewing accounting and financial controls of the Company with the independent public accountants and the Company's financial and accounting staff and reviewing and approving transactions between the Company and its directors, officers and affiliates.

  The Compensation Committee will provide a general review of the Company's compensation plans to ensure that they meet corporate objectives. The responsibilities of the Compensation Committee will also include administering the 1997 Long-Term Incentive Plan, including selecting the officers and salaried employees to whom awards will be granted.

DIRECTOR COMPENSATION

  Directors who are not receiving compensation as officers, employees or consultants of the Company will be entitled to receive an annual retainer fee of $25,000. In addition, non-employee directors will receive grants of non-qualified stock options under the 1997 Non-Employee Directors' Stock Plan. See "--1997 Non-Employee Directors' Stock Plan."

EXECUTIVE COMPENSATION

  The Company has paid David Ledecky an annualized salary of $125,000 since the Company was founded in February 1997.

1997 LONG-TERM INCENTIVE PLAN

  The Company intends to adopt a 1997 Long-Term Incentive Plan (the "Incentive Plan"). The maximum number of shares of Common Stock that may be subject to outstanding awards may not be greater than that number of shares equal to 9% of the number of shares of Common Stock outstanding from time to time. Awards may be settled in cash, shares, other awards or other property, as determined by the Committee. The number of shares reserved or deliverable under the Incentive Plan and the annual per-participant limit on the number of shares as to or with reference to which awards may be granted are subject to adjustment in the event of stock splits, stock dividends and other extraordinary corporate events.

  The purpose of the Incentive Plan is to provide executive officers (including directors who also serve as executive officers), key employees, consultants and other service providers with additional incentives by enabling such persons to increase their ownership interests in the Company. Individual awards under the Incentive Plan may take the form of one or more of: (i) either incentive stock options ("ISOs") or non-qualified stock options; (ii) stock appreciation rights ("SARs"); (iii) restricted or deferred stock; (iv) dividend equivalents; (v) bonus shares and awards in lieu of Company obligations to pay cash compensation; and (vi) other awards the value of which is based in whole or in part upon the value of the Common Stock. Upon a change of control of the Company (as defined in the Incentive Plan), certain conditions and restrictions relating to an award with respect to the exercisability or settlement of such award will be accelerated.

  The Compensation Committee will administer the Incentive Plan and generally select the individuals who will receive awards and the terms and conditions of those awards (including exercise prices, vesting and forfeiture conditions, performance conditions and periods during which awards will remain outstanding). The Incentive Plan also provides that no participant may be granted in any calendar year awards relating to more than 750,000 shares and limits payments under cash-settled awards in any calendar year to an amount equal to the fair market value of that number of shares.

  The Company generally will be entitled to a tax deduction equal to the amount of compensation realized by a participant through awards under the Incentive Plan, except that (i) no deduction is permitted in connection with ISOs if the participant holds the shares acquired upon exercise for the required holding periods, and (ii) deductions for some awards could be limited under the $1 million deductibility cap of Section 162(m) of the Internal Revenue Code. This limitation, however, should not apply to awards granted under a plan during a grace period of up to three years following the Offering, and should not apply to certain options, SARs and performance-based awards granted thereafter if the Company complies with certain requirements under Section 162(m).

  Upon the effective date of the registration statement of which this Prospectus forms a part, the Company intends to grant certain options under the Incentive Plan, including options to purchase 250,000 shares to David Ledecky, at an exercise price equal to the initial public offering price per share. The options to be granted are expected to vest 25% each on the first four anniversaries of the date of grant and are expected to expire on the tenth anniversary of the date of grant.

1997 NON-EMPLOYEE DIRECTORS' STOCK PLAN

  The Company intends to adopt a 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each non-employee director of an option ("Initial Grant") to purchase 50,000 shares on the effective date of the registration statement of which this Prospectus forms a part. A total of 250,000 shares are reserved for issuance under the Directors' Plan. The number of shares reserved, as well as the number to be subject to automatically granted options, will be adjusted in the event of stock splits, stock dividends and other extraordinary corporate events.

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant (in the case of Initial Grants upon the effective date of the registration statement of which this Prospectus forms a part, the initial public offering price per share). Options will expire at the earlier of 10 years from the date of grant or 90 days after termination of service as a director. Options will vest and become exercisable ratably as to 50% of the shares underlying the Option on the first and second anniversaries of the date of grant, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable under the Directors' Plan. A non-employee director's death would also cause immediate vesting of his or her non-vested options. In addition, the Directors' Plan permits non-employee directors to elect to receive, in lieu of cash directors' fees, nonforfeitable shares or nonforfeitable credits representing "deferred shares" which will be settled at future dates, as elected by the director. The number of shares or "deferred shares" received will be equal to the number of shares which, at the date the fees would otherwise be payable, will have an aggregate fair market value equal to the amount of such fees. Each "deferred share" will be settled by delivery of a share of Common Stock at such time as may have been elected by the director prior to the deferral.

1997 EMPLOYEE STOCK PURCHASE PLAN

  The Company intends to adopt a 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan will permit eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deductions during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

  The Purchase Plan will remain in effect until terminated by the Board or until no shares of Common Stock are available for issuance under the Purchase Plan. The Purchase Plan may be amended by the Board without the consent of the stockholders of the Company, except that any amendment, although effective when made, will be subject to stockholder approval if required by any federal or state law or regulation or by the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

OTHER PLANS

  The Company intends to adopt a "401(k)" plan shortly after consummation of the Offering. This plan will allow eligible employees of the Company and its subsidiaries to contribute to the plan on a pre-tax basis. The Company will likely make matching contributions related to employee contributions, and may also make year-end discretionary contributions based on the performance of the Company. It is anticipated that discretionary contributions will be invested in shares of Common Stock, and that employees may direct the investment of their own contributions and matching contributions made on their behalf among several investment options, including shares of Common Stock.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Set forth below is a description of certain transactions and relationships between the Company and certain persons who are or will become officers, directors and principal stockholders of the Company.

  Mr. Ledecky has advanced to the Company $206,000 to pay certain fees in connection with the registration of the Common Stock under the Securities Act. The Company will repay Mr. Ledecky's loans to the Company using the proceeds of the Offering. In addition, Mr. Ledecky has contributed $126,000 in equity to the Company since its inception.

  Jonathan J. Ledecky, the Company's Chairman and founder, is the brother of David Ledecky, the Company's Senior Vice President and a director nominee of the Company.

                            PRINCIPAL STOCKHOLDERS

  The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of September 19, 1997, and as adjusted to reflect the sale of the Common Stock being offered hereby, by: (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock; (ii) each director of the Company and each person nominated to become a director; and
(iii) all of the Company's directors, persons named to become directors and executive officers as a group. Each stockholder possesses sole voting and investment power with respect to the shares listed, unless otherwise noted.

                                                              PERCENTAGE OF
                                                            COMMON STOCK OWNED
                                               NUMBER OF   --------------------
                                               SHARES OF   BEFORE THE AFTER THE
    NAME AND ADDRESS OF BENEFICIAL OWNER      COMMON STOCK  OFFERING  OFFERING
    ------------------------------------      ------------ ---------- ---------
Jonathan J. Ledecky(1).......................  4,411,765      100%        15%
David Ledecky................................          0        0%         0%
[       ]....................................        --       --         --
[       ]....................................        --       --         --
[       ]....................................        --       --         --
[       ]....................................        --       --         --
[       ]....................................        --       --         --
[       ]....................................        --       --         --
[       ]....................................        --       --         --
[       ]....................................        --       --         --
All directors, persons named to become
 directors, and executive officers, as a
 group (  persons)...........................

--------
(1) The shares of Common Stock owned by Mr. Ledecky will be subject to contractual restrictions on transfer for periods ranging from two to five years. Such restrictions may lapse earlier based upon the Company's stock price performance. See "Underwriting."

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 250,000,000 shares of Common Stock, par value $.001 per share. Upon completion of this Offering, the Company will have outstanding 29,411,765 shares of Common Stock (33,161,765 if the Underwriters' over-allotment option is exercised in full). The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and Bylaws, copies of which have been filed as exhibits to the registration statement of which this Prospectus forms a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

  The holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available. See "Dividend Policy." In the event of a liquidation, dissolution or winding up of the Company, holders of the Common Stock are entitled to share ratably in the distribution of all assets remaining after payment of liabilities, subject to the rights of any holders of preferred stock of the Company. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company and no right to convert their Common Stock into any other securities. In addition, there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby will be, fully paid and nonassessable.

CERTAIN PROVISIONS OF DELAWARE LAW AND THE COMPANY'S CERTIFICATE OF
INCORPORATION

  The Company is subject to the provisions of Section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the proposed business combination has owned 15% or more of the corporation's voting stock.

  The Company's Certificate of Incorporation provides that no director of the Company will be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any wilful or negligent payment of an unlawful dividend, stock purchase or redemption; or (iv) for any transaction from which the director derived an improper personal benefit.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is        .

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 29,411,765 shares of Common Stock outstanding. The 25,000,000 shares sold in the Offering will be freely tradeable without restriction or further registration under the Securities Act, unless acquired by an "affiliate" of the Company, as that term is defined in Rule 144; shares held by affiliates will be subject to resale limitations of Rule 144 described below. Of the remaining outstanding shares
of Common Stock,     will be available for resale at various dates beginning
180 days after the date of this Prospectus, upon expiration of applicable lock-up agreements described below and subject to compliance with Rule 144 as the holding provisions of Rule 144 are satisfied, and the 4,411,765 shares owned by Mr. Ledecky will be subject to contractual restrictions on transfer which are described in "Underwriting." Further, upon consummation of the Offering, an aggregate of that number of shares equal to 9% of the number of shares of Common Stock outstanding from time to time will be reserved for issuance pursuant to provisions of the Company's 1997 Long Term Incentive Plan and 250,000 shares of Common Stock will be reserved for issuance pursuant to provisions of the 1997 Non-Employee Directors' Stock Plan. The Company intends to file a registration statement on Form S-8 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable under such plans.

  In general, under Rule 144 as currently in effect, a stockholder who has beneficially owned for at least one year shares privately acquired directly or indirectly from the Company or from an affiliate of the Company, and persons who are affiliates of the Company who have acquired the shares in registered transactions, will be entitled to sell within any three-month period a number of shares that does not exceed the greater of: (i) one percent of the outstanding shares of Common Stock (approximately 294,117 shares immediately after completion of the Offering); or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain requirements relating to the manner and notice of sale and the availability of current public information about the Company.

  Each of the Company and its existing stockholder, executive officers and directors has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose, directly or indirectly, of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior consent of Friedman, Billings, Ramsey & Co., Inc.

  Prior to this Offering, there has been no market for the Common Stock. No predictions can be made with respect to the effect, if any, that public sales of shares of the Common Stock or the availability of shares for sale will have on the market price of the Common Stock after the completion of the Offering. Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales may occur, could adversely affect the market price of the Common Stock or the ability of the Company to raise capital through sales of its equity securities.

                                 UNDERWRITING

  Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the underwriters named below (the "Underwriters") and each of the Underwriters, for whom Friedman, Billings, Ramsey & Co., Inc., is acting as representative (the "Representative"), has severally agreed to purchase, the number of shares of Common Stock offered hereby set forth below opposite its name:

          UNDERWRITER                                          NUMBER OF SHARES
          -----------                                          ----------------
Friedman, Billings, Ramsey & Co., Inc.........................
                                                                  ----------
  Total.......................................................    25,000,000
                                                                  ==========

  Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to purchase all the shares of Common Stock offered hereby if any are purchased.

  The Underwriters propose initially to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such offering price less a
concession not to exceed $   per share of Common Stock. The Underwriters may
allow and such dealers may reallow a concession not to exceed $   per share of
Common Stock to certain other dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may be changed by the Underwriters.

  The Company has granted to the Underwriters the Over-Allotment Option, which is an option exercisable during a 30-day period after the date hereof to purchase, at the initial offering price less underwriting discounts and commissions, up to an additional 3,750,000 shares of Common Stock for the sole purpose of covering over-allotments, if any. To the extent that the Underwriters exercise the Over-Allotment Option, each Underwriter will be committed, subject to certain conditions, to purchase a number of the additional shares of Common Stock proportionate to such Underwriter's initial commitment.

  The Company has agreed to indemnify the several Underwriters against certain civil liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

  At the request of the Company, the Underwriters have reserved up to shares of Common Stock offered hereby for sale at the initial public offering price to certain employees of the Company and to certain other persons. The number of shares available for sale to the general public will be reduced to the extent that such persons purchase such reserved shares. Any reserved shares not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares of Common Stock offered hereby.


  Prior to the Offering, there has been no public market for the shares of Common Stock. The initial public offering price has been determined by negotiation between the Company and the Representative of the Underwriters. Among the factors considered in making such determination were the history of, and the prospects for, other consolidators generally, an assessment of management, the Company's prospects for future earnings, the general conditions of the economy and the securities market and the prices of offerings by similar issuers. There can, however, be no assurance that the price at which the shares of Common Stock will sell in the public market after the Offering will not be lower than the price at which they are sold by the Underwriters.

  The Representative has informed the Company that the Underwriters do not intend to confirm sales of the shares offered hereby to any accounts over which they exercise discretionary authority.

  Until the distribution of the Common Stock is completed, the rules of the Commission may limit the ability of the Underwriters and certain selling group members to bid for or purchase the Common Stock. As an exception to these rules, the Representative is permitted to engage in certain transactions that stabilize the price of the Common Stock. Such transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Common Stock.

  If the Underwriters create a short position in the Common Stock in connection with the Offering, i.e., if they sell more shares of Common Stock than are set forth on the cover page of this Prospectus, the Representative may reduce that short position by purchasing shares of Common Stock in the open market. The Representative may also elect to reduce any short position by exercising all or part of the Over-Allotment Option described above.

  The Representative may also impose a penalty bid on certain Underwriters and selling group members. This means that if the Representative purchases Common Stock in the open market to reduce the Underwriters' short position or to stabilize the price of the Common Stock, it may reclaim the amount of the selling concession from the Underwriters and selling group members who sold that Common Stock as part of the Offering.

  In general, purchases of securities for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. The imposition of a penalty bid might also have an effect on the price of a security to the extent that it were to discourage resales of the security.

  Neither the Company nor any of the Underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Common Stock. In addition, neither the Company nor any of the Underwriters makes any representation that the Representative will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

  Each of the Company and its existing stockholder, executive officers and directors has generally agreed not to offer, pledge, sell, contract to sell, or otherwise transfer or dispose, directly or indirectly, of any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock during the period ending 180 days after the date of this Prospectus without the prior consent of the Representative.

  Pursuant to the Underwriting Agreement, the 4,411,765 shares of Common Stock owned by Mr. Ledecky will be subject to restrictions on transfer for periods ranging from at least 180 days to five years. Specifically, subject to the provisions described below, Jonathan Ledecky may not offer, pledge, sell, contract to sell, or otherwise transfer or dispose of, directly or indirectly ("Transfer") (i) any of the 4,411,765 shares of Common Stock owned by him during the period ending two years after the date of this Prospectus, (ii) 2,058,824 shares of Common Stock owned by him during the period ending four years after the date of this Prospectus and(iii) 588,235 shares of Common Stock owned by him during the period ending five years after the date of this Prospectus. Notwithstanding the preceding sentence, beginning 180 days after the date of this Prospectus, the restrictions on Transfer will lapse (i) as to 50% of the shares still subject to such restrictions if the closing price of a share of Common Stock is equal to or exceeds 150% of the Offering Price for a period of at least 20 consecutive trading days and (ii) as to 100% of the shares still subject to such restrictions if the closing price of a share of Common Stock is equal to or exceeds 200% of the Offering Price for a period of at least 20 consecutive trading days.

  Pursuant to the Underwriting Agreement, the Company has agreed that it will nominate and use its best efforts to elect up to two designees of the Representative to serve on the Company's Board of Directors.

  From time to time, each of the Underwriters and their respective affiliates may provide investment banking services to the Company.

                                 LEGAL MATTERS

  The validity of the shares of Common Stock offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, New York, New York.

                                    EXPERTS

  The balance sheet of Consolidation Capital Corporation as of September 19, 1997 and of Ledecky Brothers L.L.C. as of June 30, 1997 included in this Prospectus have been so included in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (the "Registration Statement") under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement, and the exhibits and schedules thereto, for further information with respect to the Company and the Common Stock offered hereby. Statements contained in this Prospectus as to the contents of any contract, agreement or other document filed as an exhibit to the Registration Statement are not necessarily complete, and in each instance, reference is made to the exhibit for a more complete description of the matter involved, each such statement being qualified in its entirety by such reference. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission maintained at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials may be obtained from the Public Reference Section of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, registration statements and certain other filings made with the Commission through its Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system are publicly available through the Commission's site on the Internet's World Wide Web, located at http://www.sec.gov. The Registration Statement, including all exhibits thereto and amendments thereof, has been filed with the Commission through EDGAR.

  The Company intends to furnish to its stockholders annual reports containing audited financial statements and an opinion thereon expressed by its independent auditors, and quarterly reports containing unaudited interim financial information for the first three quarters of each year.

                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants........................................... F-2
Balance Sheet as of June 30, 1997 and September 19, 1997 ................... F-3
Notes to Balance Sheet...................................................... F-4

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of Consolidation Capital Corporation

  In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of Consolidation Capital Corporation (successor) and Ledecky Brothers, L.L.C. (predecessor) at September 19, 1997 and June 30, 1997, respectively, in conformity with generally accepted accounting principles. This financial statement is the responsibility of the Companies' management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Minneapolis, Minnesota
September 19, 1997

                       CONSOLIDATION CAPITAL CORPORATION

                                 BALANCE SHEET
                (DOLLARS IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                PREDECESSOR      SUCCESSOR
                                               ------------- ------------------
                                               JUNE 30, 1997 SEPTEMBER 19, 1997
                                               ------------- ------------------
                    ASSETS
Cash..........................................     $  7            $ 238
Computer equipment............................        8                8
                                                   ----            -----
Total assets..................................     $ 15             $246
                                                   ====            =====
     LIABILITIES AND STOCKHOLDER'S EQUITY
Liabilities:
  Accrued liabilities.........................     $ 10            $  17
  Payable to stockholder......................                       206
                                                   ----            -----
    Total liabilities.........................       10              223
                                                   ----            -----
Stockholder's equity:
  Common stock, $.001 par, 250,000,000 shares
   authorized, 4,411,765 shares issued and
   outstanding................................                         4
  Additional paid-in capital..................                       122
  LLC Capital Account.........................       59
  Accumulated deficit.........................      (54)            (103)
                                                   ----            -----
    Total stockholder's equity................        5               23
                                                   ----            -----
    Total liabilities and stockholder's
     equity...................................     $ 15            $ 246
                                                   ====            =====


    The accompanying notes are an integral part of this financial statement.

                       CONSOLIDATION CAPITAL CORPORATION

                            NOTES TO BALANCE SHEET
                            (DOLLARS IN THOUSANDS)

NOTE 1--BUSINESS AND ORGANIZATION

  Consolidation Capital Corporation, a Delaware corporation (the "Company"), was incorporated in September 1997 in connection with the reorganization and change of name of Ledecky Brothers, L.L.C., ("LLC"), a limited liability corporation, to Consolidation Capital Corporation. Each of LLC and the Company adopted a year-end of December 31.

  In September 1997, the sole owner of LLC contributed 100% of his ownership interest in LLC to the Company in exchange for 4,411,765 shares of common stock of the Company which represents all of its issued and outstanding common stock. This change in the legal structure was implemented to facilitate the public offering. LLC, the predecessor company, was created in February 1997 to pursue industry consolidation activities and research.

  Neither the Company nor LLC had any operations which generated revenue. The only activities included the payment of a salary and miscellaneous operating expenses incurred in connection with the analysis of industry consolidation opportunities. Accordingly, statements of operations and cash flows and earnings per share information for this period would not provide meaningful information and have been omitted. Because both of the organizations were under control of the one sole owner, the merger of these organizations has been accounted for on a historical cost basis.

  LLC was a nontaxable entity and the tax benefits flowed through to the member. Accordingly, no future tax benefits attributable to the accumulated losses of LLC will be available to the Company.

NOTE 2--STOCKHOLDERS' EQUITY

 Common Stock

  On September 19, 1997, the sole stockholder of LLC exchanged his interest in LLC for 4,411,765 shares of Consolidation Capital Corporation which represents 100% of the outstanding shares of the Company. The stockholder has made contributions to LLC from time to time to fund expenses in the aggregate amount of $126. These contributions have been reflected as additional paid-in capital as of September 19, 1997.

 1997 Long-Term Incentive Plan

  The Company's Board of Directors intends to adopt and the Company's stockholder intends to approve the Company's 1997 Long-Term Incentive Plan (the "Incentive Plan"). The terms of the option awards will be established by the Compensation Committee of the Company's Board of Directors. The Company intends to file a registration statement on Form S-8 under the Securities Act of 1933 as soon as practicable after the consummation of the Offering with respect to the shares of Common Stock issuable pursuant to such plans. The maximum number of shares that may be issued under the Incentive Plan is equal to 9% of the number of shares of Common Stock outstanding from time to time.

 1997 Non-Employee Directors' Stock Plan

  The Company's Board of Directors intends to adopt and the Company's stockholder intends to approve the 1997 Non-Employee Directors' Stock Plan (the "Directors' Plan"), which provides for the automatic grant to each nonemployee director of an option to purchase 50,000 shares on the effective date of the registration statement of which this Prospectus forms a part. A maximum of 250,000 shares of Common Stock may be issued under the Directors' Plan.

  Options granted under the Directors' Plan will have an exercise price per share equal to the fair market value of a share at the date of grant. Options will expire at the earlier of 10 years from the date of grant or 90

                       CONSOLIDATION CAPITAL CORPORATION

                            (DOLLARS IN THOUSANDS)

days after termination of service as a director. Options will vest and become exercisable ratably as to 50% of the shares underlying the Option on the first and second anniversaries of the date of grant, subject to acceleration by the Board. In the event of a change in control of the Company prior to normal vesting, all options not already exercisable will become fully vested and exercisable.

  1997 Employee Stock Purchase Plan

  The Company intends to adopt a 1997 Employee Stock Purchase Plan (the "Purchase Plan"). The Purchase Plan will permit eligible employees of the Company and its subsidiaries (generally all full-time employees who have completed one year of service) to purchase shares of Common Stock at a discount. Employees who elect to participate will have amounts withheld through payroll deduction during purchase periods. At the end of each purchase period, accumulated payroll deductions will be used to purchase stock at a price equal to 85% of the market price at the beginning of the period or the end of the period, whichever is lower. Stock purchased under the Purchase Plan will be subject to a one-year holding period. The Company has reserved 1,000,000 shares of Common Stock for issuance under the Purchase Plan.

NOTE 3--PAYABLE TO STOCKHOLDER

  Mr. Ledecky, the sole stockholder, has advanced to the Company $206 to pay certain fees in connection with the registration of the Common Stock being offered hereby. The Company will repay such stockholder payable using the proceeds from the Common Stock offering.

NOTE 4--STOCK-BASED COMPENSATION

  Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting-for-Stock-Based Compensation," allows entities to choose between a fair value based method of accounting for employee stock options or similar equity instruments and the intrinsic, value-based method of accounting prescribed by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to apply the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting has been applied. The Company will provide pro forma disclosure of net income and earnings per share, as applicable, in the notes to future financial statements.

NOTE 5--NEW ACCOUNTING PRONOUNCEMENTS

  In February 1997, the Financial Accounting Standards Board issued Statement of Accounting Standards No. 128, Earnings Per Share ("SFAS No. 128"). For the Company, SFAS No. 128 will be effective for the year ending December 31, 1997. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during, the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to fully diluted earnings per share under current accounting rules.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

 NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED IN CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COM-PANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Use of Proceeds..........................................................  12
Dividend Policy..........................................................  12
Capitalization...........................................................  13
Dilution.................................................................  14
Selected Financial Data..................................................  15
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  15
Business.................................................................  16
Management...............................................................  21
Certain Relationships and Related Transactions...........................  24
Principal Stockholders...................................................  25
Description of Capital Stock.............................................  26
Shares Eligible for Future Sale..........................................  27
Underwriting.............................................................  28
Legal Matters............................................................  30
Experts..................................................................  30
Additional Information...................................................  30
Index to Financial Statements............................................ F-1

                               ----------------

 UNTIL    , 1997 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICI-PATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               25,000,000 SHARES

                                 CONSOLIDATION
                                    CAPITAL
                                  CORPORATION

                                    [LOGO]

                                 COMMON STOCK

                               ----------------

                                  PROSPECTUS

                               ----------------

                    FRIEDMAN, BILLINGS, RAMSEY & CO., INC.

                                       , 1997

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth fees payable to the Securities and Exchange Commission and the National Association of Securities Dealers, Inc., and other estimated expenses expected to be incurred in connection with issuance and distribution of securities being registered. All such fees and expenses shall be paid by the Company.

   Securities and Exchange Commission Registration Fee.............. $  174,243
   NASD Fee.........................................................     30,500
   Nasdaq National Market Listing Fee...............................     *
   Printing and Engraving Expenses..................................     *
   Accounting Fees and Expenses.....................................     *
   Legal Fees and Expenses..........................................     *
   Directors and Officers Insurance.................................     *
   Transfer Agent Fees and Expenses.................................     *
   Miscellaneous....................................................     *
                                                                     ----------
     Total.......................................................... $1,000,000
                                                                     ==========

--------
* To be supplied by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (a) for any breach of the director's duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, or (d) for any transaction from which the director derived an improper personal benefit.
Article 10 of the registrant's Certificate of Incorporation provides that the personal liability of directors of the registrant is eliminated as provided by extent permitted by Section 102(b)(7) of the DGCL.

  Under Section 145 of the DGCL, a corporation has the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of being a director or officer of the corporation if it is determined that the director or officer acted in accordance with the applicable standard of conduct set forth in such statutory provision. Article 7 of the registrant's Bylaws provides that the registrant will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that he is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against certain liabilities, costs and expenses. Article 7 further permits the registrant to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the registrant, or is or was serving at the request of the registrant as a director, officer, employee or agent of another entity, against any liability asserted against such person and incurred by such person in any such capacity or arising out of his status as such, whether or not the registrant would have the power to indemnify such person against such liability under the DGCL.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

  In February 1997, Jonathan J. Ledecky, the Company's Chairman, founded the Company's predecessor, Ledecky Brothers L.L.C. On September 19, 1997, Mr. Ledecky exchanged his 100% interest in Ledecky Brothers L.L.C. for 4,411,765 shares of the Company's Common Stock, or 100% of the outstanding shares. The issuances of securities by Ledecky Brothers L.L.C. and the Company to Mr. Ledecky were made in reliance upon the exemption from registration under the Securities Act of 1933, as amended, in Section 4(2).

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a) The following exhibits are or will be filed as part of this registration statement:

 EXHIBIT
 NUMBER  DESCRIPTION
 ------- -----------
  1.01   Form of Underwriting Agreement.*
  3.01   Certificate of Incorporation of Consolidation Capital Corporation.*
  3.02   Bylaws of Consolidation Capital Corporation.*
         Opinion of Morgan, Lewis & Bockius LLP as to the legality of the
  5.01   securities being registered.*
 10.01   Consolidation Capital Corporation 1997 Long-Term Incentive Plan.*
         Consolidation Capital Corporation 1997 Non-Employee Directors' Stock
 10.02   Plan.*
 10.03   Consolidation Capital Corporation 1997 Employee Stock Purchase Plan.*
 23.01   Consent of Price Waterhouse LLP.
 23.02   Consent of Morgan, Lewis & Bockius LLP (included in opinion filed as
         Exhibit 5.1).*
 23.03   Consent of David Ledecky (Director Nominee).
         Power of Attorney (included on signature page of this registration
 24.01   statement).
 27.01   Financial Data Schedule.

--------
* To be filed by amendment

  (b) Financial statement schedules have been omitted because they are inapplicable, are not required under applicable provisions of Regulation S-X, or the information that would otherwise be included in such schedules is contained in the registrant's financial statements or accompanying notes.

ITEM 17. UNDERTAKINGS.

  The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF WASHINGTON, DISTRICT OF COLUMBIA, ON SEPTEMBER 23, 1997.

                                          Consolidation Capital Corporation

                                                     /s/ David Ledecky
                                          By: _________________________________
                                                       DAVID LEDECKY
                                                   SENIOR VICE PRESIDENT

  KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jonathan J. Ledecky and David Ledecky his true and lawful attorneys-in-fact, with full powers, each acting alone, of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, or any Registration Statement relating to this offering to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

              SIGNATURE                        TITLE                 DATE

          /s/ David Ledecky            Senior Vice             ___September 23,
_____________________________________  President, Treasurer          1997
            DAVID LEDECKY              and Secretary
                                       (principal executive
                                       officer, principal
                                       financial officer
                                       and principal
                                       accounting officer)

       /s/ Jonathan J. Ledecky         Chairman                ___September 23,
_____________________________________                          1997
         JONATHAN J. LEDECKY